Exhibit 99.1

NEWS RELEASE — For Immediate Release
Visteon names Michael J. Widgren vice president, corporate controller and chief accounting officer
VAN BUREN TOWNSHIP, Mich., May 18, 2007 – Global automotive supplier Visteon Corporation (NYSE: VC) has named Michael J. Widgren as vice president, corporate controller and chief accounting officer effective May 16.
“Michael Widgren’s deep technical skills and knowledge of the auto industry make him ideal for this role,” said William Quigley, senior vice president and chief financial officer. “He has the experience and capability to support Visteon during this important period of transformation.”
Widgren joined Visteon in 2005 as assistant controller. Prior to joining Visteon, he served as chief accounting officer for Federal-Mogul Corp., where he held several financial management positions during his seven-year tenure. Before that, Widgren worked at Coopers & Lybrand, LLP.
Widgren earned a bachelor’s degree in accounting and a master’s degree in business administration from Michigan State University. He is a certified public accountant in the state of Michigan and a member the Michigan Association of CPAs.
Visteon Corporation is a leading global automotive supplier that designs, engineers and manufactures innovative climate, interior, electronic and lighting products for vehicle manufacturers, and also provides a range of products and services to aftermarket customers. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Kerpen, Germany; the company operates in 26 countries and employs approximately 45,000 people.
Contact(s):
Media Inquiries
Kimberley Goode
734-710-5000
kgoode@visteon.com
Investor Inquiries
Derek Fiebig
734-710-5800
dfiebig@visteon.com
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